Exhibit 5.1
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
December 15, 2009
Chrysler Financial Services Americas LLC
27777 Inkster Road
Farmington Hills, Michigan 48334

Re:	Chrysler Financial Services Americas LLC Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special New York counsel to Chrysler Financial Services Americas LLC, a Michigan limited liability company (the “Company”), in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”) on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the issuance and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act of the Company’s asset backed notes (the “Notes”) and asset backed certificates. The Notes are to be issued in one or more series pursuant to an indenture substantially in the form filed as an exhibit to the Registration Statement (an “Indenture”) by and between the issuing entity and the indenture trustee named in the related prospectus supplement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.
     In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have relied upon representations and certifications as to factual matters by officers and representatives of the Company and other appropriate persons and statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.
     Based upon and subject to the foregoing, and subject also to the assumptions and qualifications set forth below, and having regard to legal considerations we deem relevant, we are of the opinion that:
     With respect to any series of Notes, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act and the applicable Indenture has been qualified under the Trust Indenture Act; (ii) an appropriate prospectus supplement or term sheet with respect to the Notes has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iii) if the Notes are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Notes has been duly authorized, executed and delivered by the Company and other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and/or appropriate officers of the Company have taken all necessary action to approve the issuance and terms of the Notes and related matters; (v) the terms of the Notes and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law, or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) the Notes have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and duly delivered to the purchasers thereof upon payment of the agreed upon consideration therefor, the Notes, when issued and sold in accordance with the applicable Indenture and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except in each case: (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; and (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (ii) concepts of materiality, reasonableness, good faith and fair dealing.
     To the extent that the obligations of the Company under the Indentures and the Notes, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Indenture Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Indenture Trustee has been duly qualified to engage in the activities contemplated by the Indentures; (iii) each of the Indentures will be duly authorized, executed and delivered by each of the parties thereto; (iv) each Indenture constitutes a legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms; (v) the Indenture Trustee is in compliance generally and with respect to acting as Indenture Trustee under each Indenture, with all applicable laws and regulations; (vi) the Indenture Trustee has the requisite organizational and legal power and authority to perform its obligations under each Indenture; and (vii) the Notes will be duly authorized, executed and delivered by the Company.
     In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Notes, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Notes and that the issuance and delivery of the Notes, all of the terms of the Notes and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.
     The foregoing opinions are limited to matters involving the law of the State of New York and the federal law of the United States.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Opinions” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
     This opinion is furnished to you in connection with the filing of the Registration Statement. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

JKG/EBH